Exhibit 10.7

January 31, 2022

[    ]

Via Email

Dear [    ]:

This is an exciting time for HMH; our first year. In recognition of your contributions and commitment to MHH Holding B.V. (the “Company”), the Company’s management has identified you as a key service provider. As such, you are eligible to participate in “Founders’ phantom equity award” program on the terms set forth in this letter agreement (this “Award Agreement”). Certain capitalized terms used in this Award Agreement are defined in Annex I attached hereto.

Award	Effective as of the date hereof (the “Grant Date”), you are being granted a phantom award (the “Award”) that provides you with an Award with the value of $[ ] (the “Award Payout”) in connection with a Change in Control or an IPO (as calculated in good faith by the Company’s Board of Directors). It is important to understand that the value of your Award Payout is based upon an equity valuation of HMH at $600,000,000. In the event of a Change in Control or an IPO that values the company equity for a higher valuation than $600,000,000, your Payout Award would have a higher valuation, likewise, a Change in Control or an IPO that values the company for less than $600,000,000 will mean that your Payout Award would have a correspondingly lower value.

Vesting	The Award will vest 100% upon the occurrence of a Liquidity Event that occurs on or prior to the Forfeiture Date (the “Vesting Date”). “Liquidity Event” means the earlier to occur of (i) a Change in Control or (ii) an IPO. “Forfeiture Date” means the first to occur of: (i) the eighth anniversary of the Grant Date, (ii) the date on which you violate any of the Restrictive Covenants, and (iii) the date on which your employment is terminated.

Payment	If the Award vests, the Award Payout (less applicable tax withholdings) will be payable to you within thirty (30) days after the applicable Vesting Date. In the event of a Change in Control, the Award Payout shall be made in cash; provided, that if the consideration provided to the Company’s equity holders in connection with the Change in Control includes securities, debt or other property, the Award Payout may be, in the sole discretion of the Company’s Board of Directors, in whole or in part, in the form of the consideration so provided (i.e., securities, debt or other property). In the event of an IPO, the Award Payout shall be in the form of shares of the resulting public company, provided, that if the IPO occurs prior to October 1, 2024, such shares shall be restricted shares and subject to vesting based on time-lapsed since October 1, 2021, such that 20% of the Award Payout shall be unrestricted as of October 1, 2022, an additional 30% of the Award Payout shall be unrestricted as of October 1, 2023 and the remaining 50% of the Award payout shall be unrestricted as of October 1, 2024, subject to your remaining employed or engaged by the Company Group in good standing through the applicable referenced dates.

Escrow/Holdback/Earnout Adjustment	Notwithstanding the foregoing, if a Change in Control occurs and any amount of proceeds from such Change in Control is held back or set aside as part of an escrow arrangement (or otherwise, including, without limitation, as part of a reserve to cover potential losses and other claims not covered by any escrow arrangement), or not yet earned (such as an earnout) or otherwise is structured as or represents a contingent or deferred payment (such as a working capital adjustment payment), when such amount held back, set aside or deferred is released (or earned and released, as applicable) to the Company’s equity holders, any additional amounts payable to you in respect thereof shall be paid on the same schedule and in accordance with the same terms and conditions as the released escrow (or reserve or earnout) payments are to be made to the equity holders, if any; provided that, to the extent required to avoid incurring additional taxes under Section 409A, no amounts will be payable with respect to the Award after the fifth anniversary of the closing of the Change in Control.

Restrictive Covenants	In consideration of the Award, you agree to be bound by the following restrictive covenants (collectively, the “Restrictive Covenants”):

Non-competition. During your employment or engagement by the Company Group and for a period of twelve (12) months thereafter, you shall not, directly or indirectly (whether as director, officer, employee, principal, agent, representative, owner, partner, member, security holder, consultant, volunteer or otherwise) engage in, provide services to, have any equity interest in, or manage or operate any Person that engages in (either directly or through any Subsidiary or Affiliate thereof) any business or activity in any geographic location in which the Company Group engages in, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that competes with any business conducted or contemplated to be conducted by the Company Group from time to time during your employment or engagement. Notwithstanding the foregoing, nothing herein shall prohibit you from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company Group, so long as you have no active participation in the business of such corporation. In addition, the provisions of this section will not be violated if you commence employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company Group, so long as you and such subsidiary, division or unit do not engage in a business in competition with the Company Group.

Non-solicitation; Non-hire; Non-interference. During your employment or engagement by the Company Group and for a period of twelve (12) months thereafter, you shall not:

i.   directly or indirectly solicit or recruit, on your own behalf or on behalf of any other Person, the services of, or hire or engage, or adversely interfere with the Company Group’s relationship with, any individual who is (or, at any time during the twelve (12)

months prior to the termination of your employment or engagement, was) an employee, independent contractor or director of the Company Group, or solicit any of the Company Group’s then-current employees, independent contractors or directors to terminate services with the Company Group;

ii.  directly or indirectly, on your own behalf or on behalf of any other Person, recruit or otherwise solicit, any customer, client, distributor, vendor, sales agency, independent sales representative, subscriber, supplier, licensee, licensor or other business relation of the Company Group, or encourage or induce any such Person to terminate its arrangement with the Company Group or otherwise change or interfere with its relationship with the Company Group; or

iii.   perform any action, activity or course of conduct which is substantially detrimental to the businesses or business reputation of the Company Group, including (A) interfering with the relationship of the Company Group with any Person who or which is employed by or otherwise engaged to perform services for, or any customer, client, distributor, vendor, sales agency, independent sales representative, subscriber, supplier, licensee, licensor or other business relation of the Company Group or (B) assisting any Person in any way to do, or attempt to do, anything prohibited by the Restrictive Covenants.

Notwithstanding the foregoing, the non-solicitation provisions of this section will not be violated by (i) general advertising or solicitation not specifically targeted at Company Group-related persons or entities, or (ii) your serving as a reference, upon request, for any employee of the Company Group.

Non-disparagement. While you are employed or engaged by the Company Group and at all times thereafter, you shall not, directly or indirectly, disparage, criticize or otherwise make derogatory statements regarding the Company Group or its equity holders, directors, officers, employees or agents in any manner likely to be harmful to their business or personal reputation. The foregoing shall not be violated by truthful responses to legal process or inquiry by a governmental entity that are required by law or the good faith performance of your duties while you are employed by the Company Group.

Nondisclosure of Confidential Information. You acknowledge that the Confidential Information obtained by you while employed or engaged by the Company Group is the property of the Company Group. Therefore, you agree that you shall not disclose to any unauthorized Person or use for your own purposes any Confidential Information, except in connection with the performance of your duties to the Company Group or as may be required by law, without the prior written consent of the Company; provided, however, that if you receive a request to disclose

Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (i) you shall promptly notify in writing the Company, and reasonably consult with and assist the Company in seeking, at the Company’s expense, a protective order or request for other appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, you shall disclose only that portion of the Confidential Information which, based on the written advice of your legal counsel which engagement of legal counsel shall be paid by the Company), is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof. Nothing in this Award Agreement prohibits you from reporting possible violations of law or regulation to an appropriate governmental entity.

Confidentiality of Award Agreement. Because participation in the phantom equity program is limited to a select few employees, you are required to keep the existence, terms and conditions of the program and this Award Agreement strictly confidential, and may not disclose them to anyone except your immediate family and legal and financial advisors, each of whom shall agree to keep such information confidential, or as required by law. This provision is not intended to interfere with your rights to discuss your employment, service or working conditions as permitted by law or with prospective future employers solely for the purpose of disclosing the limitations on your conduct imposed by the provisions of this section.

Remedies. You acknowledge that a violation by you of any of the Restrictive Covenants would cause irreparable damage to the Company Group in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, you agree that, notwithstanding any provision of this Award Agreement to the contrary, the Company Group shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the Restrictive Covenants, in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company Group may have for damages under this Award Agreement or otherwise, and all of the Company Group’s rights shall be unrestricted. If the period of time or scope of any of the Restrictive Covenants is adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the scope of the restriction shall be modified, or both, by a court of competent jurisdiction so that such Restrictive Covenant may be enforceable for such time and in the manner to the fullest extent adjudged to be reasonable.

Additional Terms

Any ambiguities and interpretive questions regarding the terms of this Award Agreement will be resolved by the Company in its sole discretion, and the Company’s decisions in such matters will be final and binding.

You acknowledge and agree that your employment or engagement by the Company Group remains at will. This Award Agreement is not intended to be, and should not be construed as, a contract of employment or engagement for any specific period of time. The phantom equity program will not have any impact on your participation in any other compensation plan or program maintained by the Company Group.

This Award Agreement constitutes the entire agreement between the Company and you concerning the subject matter hereof and may only be modified by a written agreement executed by the Company and you.

This Award Agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same original.

This Award Agreement will be governed by the laws of the State of Texas without regard to principles of conflict of laws, and you and the Company each hereby waives, to the fullest extent permitted by applicable law, any right you or it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Award Agreement.

The intent of the parties is that payments under this Award Agreement comply with, or be exempt from, Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

We look forward to your acceptance of this Award Agreement, which you can indicate by signing, dating and returning a copy of this Award Agreement via email to [***], with copies to Kristen Culver.

Sincerely,

Merrill A. Miller Jr.

By virtue of my signature below, I acknowledge that (a) I have received and reviewed this Award Agreement, (b) I fully understand its contents, and (c) I accept and agree to the terms and conditions of my participation in this phantom equity program.

Signature

Date

Annex I

Definitions

“Affiliate” with respect to any entity means (i) any other entity that directly or indirectly controls, is controlled by, or is under common control with such first entity and (ii) any other entity in which such first entity has a significant equity interest.

“Bear” means Baker Hughes Holdings LLC, a Delaware limited liability company.

“Change in Control” means the first to occur of one or more of the following events: (i) the acquisition by a Person or “group” (as defined in the Exchange Act) (other than Bear, Titan or any of their respective Affiliates) of more than fifty percent (50%) of the outstanding equity interests in the Company in a single or a series of related transactions, (ii) Bear and Titan ceasing to hold, directly or indirectly, both (A) an equal number of the outstanding equity interests in the Company and (B) in the aggregate, at least fifty-one percent (51%) of the outstanding equity interests of the Company, or (iii) a sale of all or substantially all of the assets of the Company Group (other than to Bear, Titan or any of their respective Affiliates). If a Change in Control would give rise to a payment under this Award Agreement that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” within the meaning of Section 409A in order to give rise to the payment, to the extent required by Section 409A.

“Company Group” means, collectively, the Company and its Subsidiaries.

“Confidential Information” means information, observations and data concerning the business or affairs of the Company Group, including, without limitation, all business information (whether or not in written form) which relates to the Company Group, or its customers, suppliers or contractors or any other third parties in respect of which the Company Group has a business relationship or owes a duty of confidentiality, or their respective businesses or products, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. However, Confidential Information does not include any of the foregoing items which has been made generally available to the public or becomes publicly known through no wrongful act by you.

“Exchange Act” means the Securities Exchange Act of 1934.

“IPO” means (i) the first public offering of common Company securities, or of a newly formed entity that controls the Company, that results in such common Company securities, or such newly formed entity, being registered under the Exchange Act (or European equivalent) and publicly traded on a securities exchange or automated quotation system, or (ii) the acquisition of the Company (or any successor entity) via a merger, the sale of all or substantially all of the Company’s assets, equity exchange or other business combination with a publicly traded special purpose acquisition company that is traded on a securities exchange or automated quotation system (a “SPAC”) or the acquisition of one hundred percent (100%) of the A Shares and B Shares by a SPAC, in each case, that results in the shareholders receiving common shares of the SPAC or Company securities exchangeable or convertible into common shares of the SPAC (as applicable, “SPAC Securities”) or a combination of cash and SPAC Securities.

“Person” means any natural person, firm, corporation, partnership, limited liability company, trust, estate, joint venture, association, governmental entity, unincorporated entity or other entity.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder.

“Subsidiary” means, with respect to any specified Person, (i) any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person and with respect to which Person such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control or (ii) any other Person with respect to which such first Person acts as the sole general partner, manager, managing member or trustee (or Persons performing similar functions).

“Titan” means Akastor ASA, a Norwegian public limited liability company with registered number 986 529 551.

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